Exhibit 23.2

The Board of Directors

Cardiome Pharma Corp.

We consent to the use of our audit report dated March 26, 2014, on the consolidated financial statements of Cardiome Pharma Corp., which comprise the consolidated balance sheets as at December 31, 2013 and December 31, 2012, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2013, and notes, comprising a summary of significant accounting policies and other explanatory information, which are incorporated by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP
Chartered Accountants
October 1, 2014
Vancouver, Canada